Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pulse Biosciences, Inc.

We hereby consent to the use in the Form 10-K for the year ended December 31, 2019 of our report dated March 16, 2018, relating to Pulse Biosciences, Inc.’s consolidated statements of operations and comprehensive loss, stockholders” equity and cash flows for the year ended December 31, 2017, and the related notes, which is included in the Form 10-K for the year ended December 31, 2019.

/s/ Gumbiner Savett Inc.

March 16, 2020

Santa Monica, California